Target Hospitality Announces Third Quarter 2025 Results with Continued Execution on Strategic Growth Initiatives and Expanding End-Market Demand

THE WOODLANDS, Texas, November 6, 2025 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended September 30, 2025.

Financial Highlights for the Third Quarter 2025

●	Revenue of $99.4 million.
●	Net loss of ($0.8) million.
●	Basic and diluted loss per share of $0.01.
●	Adjusted EBITDA(1) of $21.5 million.
●	Net Cash Provided by Operating Activities of $68.4 million and Discretionary Cash Flow(1) (“DCF”) of $61.3 million for the nine months ended September 30, 2025.
●	Approximately $205 million of total available liquidity, with zero net debt as of September 30, 2025.

2025 Operational Achievements

Target has announced over $455 million in multi-year contracts in 2025, supporting diverse end-markets and making substantial progress toward achieving key strategic initiatives.

●	Expanded multi-year workforce hub contract with community enhancements and contract modifications, now expected to generate approximately $166 million of revenue through 2027, reflecting a 19% increase from the original contract value, supporting a North American critical mineral supply chain (“Workforce Hub Contract” or “Workforce Hub”).
●	Announced 5-year $246 million contract award, reactivating strategically located South Texas assets in Dilley, Texas, supporting critical U.S. government initiatives (“Dilley Contract”), and completed the planned ramp-up phase to the 2,400-bed community on time in September 2025.
●	Entered the rapidly expanding AI and data center end-market with a multi-year $43 million lease and services agreement (“Data Center Community Contract”) and completed the construction and mobilization of the initial 250-bed community (“Data Center Community”).

Target continues to pursue a growing pipeline of growth opportunities supported by expanding end-market demand.

●	Finalizing the first Data Center Community expansion to meet the increased pace in customer activity levels.
●	Growing end-market demand for specialized hospitality solutions supporting the expansion of North American power generation capabilities, vital to the data center infrastructure build-out.
●	Launched Target Hyper/Scale, a unique brand focused on highly customizable solutions supporting the rapidly expanding AI and data center end-market.

Executive Commentary

“We continue to build on the progress we have made toward key strategic growth initiatives, focusing on expanding and diversifying Target’s business portfolio. Since the second quarter of 2025, we have added over $55 million in multi-year committed revenue contracts, bringing the total value of new multi-year contract awards announced in 2025 to over $455 million," stated Brad Archer, President and Chief Executive Officer.

“These contracts demonstrate the reach of Target’s unique service offerings across diverse end markets and exemplify our ability to provide tailored solutions that meet our customers’ specific needs. Market fundamentals continue to strengthen, driven by an unprecedented surge in AI infrastructure and critical mineral capital investment, along with ongoing demand from the government sector. Our speed-to-market solutions and innovative offerings, such as Target Hyper/Scale, are positioning us as an essential partner across a rapidly expanding marketplace. With this positive environment and strong secular tailwinds, we are committed to sustaining this momentum as we pursue an expanding growth pipeline aimed at further advancing our strategic initiatives,” concluded Mr. Archer.

TH Q3 2025 Earnings Release

Financial Results

Third Quarter Summary Highlights

For the Three Months Ended ($ in '000s, except per share amounts) - (unaudited)	September 30, 2025	September 30, 2024
Revenue	$99,355	$95,191
Net income (loss)	$(757)	$20,094
Income (loss) per share – basic	$(0.01)	$0.20
Income (loss) per share – diluted	$(0.01)	$0.20
Adjusted EBITDA(1)	$21,549	$49,705
Average utilized beds	8,112	13,138
Utilization	49%	81%

Revenue was $99.4 million for the three months ended September 30, 2025, compared to $95.2 million for the same period in 2024.

The increase in revenue was primarily driven by the Workforce Hub Contract and the Dilley Contract award, partially offset by the termination of the Pecos Children’s Center Contract (“PCC Contract”) effective February 21, 2025.  Revenue for the three months ended September 30, 2025, also included a payment of approximately $11.8 million received during the three months ended September 30, 2025, associated with the termination of the PCC Contract for reimbursement of certain costs incurred following the PCC Contract termination (“PCC Contract Close-Out Payment”).  No further payments are expected from the PCC Contract.

Net income (loss) was $ (0.8) million for the three months ended September 30, 2025, compared to $20.1 million for the same period in 2024.

Adjusted EBITDA(1) was $21.5 million for the three months ended September 30, 2025, compared to $49.7 million for the same period in 2024.

The decreases in net income (loss) and Adjusted EBITDA were primarily attributable to higher operating expenses associated with construction services activity under the Workforce Hub Contract and the termination of the PCC Contract.

Capital Management

The Company had approximately $29.0 million of capital expenditures for the three months ended September 30, 2025, primarily related to construction activity associated with the Data Center Community Contract.

As of September 30, 2025, the Company had approximately $30 million of cash and cash equivalents and no outstanding borrowings on the Company’s $175 million credit facility, total available liquidity of approximately $205 million, and zero net debt.

Business Update and Full Year 2025 Outlook

Target continues to build on positive momentum toward achieving key strategic growth initiatives, which have supported over $455 million in new multi-year contract awards in 2025. These contracts demonstrate Target’s ability to deliver customized and tailored solutions to meet a variety of unique customer demands across diverse end markets.

Workforce Hospitality Solutions (“WHS”) Segment

Target’s WHS segment continues to grow, driven by increases in domestic critical mineral development and a significant rise in data center infrastructure projects. In 2025, Target has secured over $205 million in multi-year contracts within this segment, including approximately $26 million from contract expansions as customers increasingly recognize the benefits of Target’s capabilities and customizable solutions.

These capabilities have enabled multiple scope expansions and community enhancements to the Workforce Hub Contract, which is now expected to generate approximately $166 million in revenue through 2027, reflecting a 19% increase from the

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original contract value. As a reminder, this contract includes both construction and services revenue, and the additional construction activity will shift a portion of the services revenue into 2026.

Target is pleased with the progress of the Data Center Community Contract announced in August of this year. The Company’s operational agility supported the expedited completion of the initial 250-bed community, resulting in the first community occupancy ahead of schedule. These capabilities highlight Target’s value proposition and ability to scale communities to meet dynamic customer demands.

The increasing pace of customer activity at the Data Center Community has led to advanced discussions to finalize the community's first expansion. As previously announced, this community could expand to accommodate up to 1,500 individuals. Additionally, the Data Center Community Contract includes four one-year extension options after the initial two-year term, enabling a seamless contract extension through September 2031.

The growth of the Data Center Community underscores the rising momentum in AI infrastructure development and the urgent need for vertically integrated hospitality solutions to support the expansion of data center capacity. This rapidly increasing market demand is backed by an estimated $7 trillion in global capital investments required to scale these large and increasingly remote data center projects. This ongoing momentum drives the most active and robust growth pipeline Target has seen in years. The Company believes it is well-positioned, with a proven track record of enabling speed-to-market solutions, which are essential in this AI and data center value chain.

Aligned with Target’s unique capabilities and highly customizable solutions in supporting this specialized data center end market, Target has launched its Target Hyper/Scale brand. This focused initiative showcases Target’s distinctive ability to build communities that enable quick time-to-market solutions capable of rapidly scaling alongside customers’ dynamic workforce housing requirements.

Government Segment

In the Government segment, Target’s proven ability to provide critical infrastructure solutions to the U.S. government supported the five-year, $246 million Dilley Contract. The community completed the planned ramp-up on schedule in September 2025 and is now fully operational, capable of supporting up to 2,400 individuals. The successful reopening of this community demonstrates Target’s versatile capabilities and uniquely positions the Company to meet the ongoing demand for these essential services from the U.S. government.

Full year 2025 Outlook

Target’s continued progress in executing its growth and diversification strategy, expanding its presence in growing end-markets, and positioning the Company to capitalize on its strong development pipeline, supports the Company’s reiterated 2025 outlook of:

●	Total revenue between $310 and $320 million
●	Adjusted EBITDA(1) between $50 and $60 million

Segment Results – Third Quarter 2025

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	September 30, 2025	September 30, 2024
Revenue	$23,929	$53,482
Adjusted gross profit(1)	$15,058	$46,280

Revenue for the three months ended September 30, 2025, was $23.9 million compared to $53.5 million for the same period in 2024. Adjusted gross profit for the period was $15.1 million compared to $46.3 million for the same period in 2024.

The decreases were primarily driven by the termination of the PCC Contract, partially offset by the Dilley Contract award.  As previously discussed, revenue for the three months ended September 30, 2025, includes the PCC Contract Close-Out

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Payment of approximately $11.8 million. Excluding the impact of the PCC Contract Close-Out Payment, the Company anticipates increased contributions from this segment in subsequent quarters, as the Dilley community ramp-up period was completed in September 2025.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) - (unaudited)	September 30, 2025	September 30, 2024
Revenue	$35,559	$38,033
Adjusted gross profit(1)	$10,397	$12,334
Average daily rate (ADR)	$70.24	$72.96
Average utilized beds	5,429	5,614
Utilization	73%	75%

Revenue and adjusted gross profit for the three months ended September 30, 2025, were $35.6 million and $10.4 million, respectively.

The decreases from the same period in 2024 were attributable to a decrease in ADR and utilization, partially offset by operational efficiencies in the segment.

Target’s customers continue to find added value in the Company’s premium service offering and network scale.  These attributes, along with Target’s operational efficiencies, allow the Company to deliver unmatched solutions across its expansive network in a competitive market.

Workforce Hospitality Solutions

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	September 30, 2025	September 30, 2024
Revenue	$36,845	$—
Adjusted gross profit(1)	$6,542	$—

Revenue for the three months ended September 30, 2025, was $36.8 million, with adjusted gross profit of $6.5 million.

The increases were primarily attributable to construction services activity associated with the multi-year Workforce Hub Contract, further illustrating the Company’s successful progress on key strategic growth initiatives.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	September 30, 2025	September 30, 2024
Revenue	$3,022	$3,676
Adjusted gross profit(1)	$319	$653

This category of operating segments consists of hospitality services revenue not included in other segments. Revenue for the three months ended September 30, 2025, was $3.0 million compared to $3.7 million for the same period in 2024.

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Conference Call

The Company has scheduled a conference call for November 6, 2025, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the third quarter 2025 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by connecting via phone through one of the following options:

Please utilize the Direct Phone Dial option to be immediately entered into the conference call once you are ready to connect.

Direct Phone Dial

(RapidConnect URL):	https://emportal.ink/46v1ucX

Or the traditional, operator assisted dial-in below.

Domestic:	1-800-836-8184

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS – South, Government and Workforce Hospitality Solutions segments; effective management of our communities; natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease; the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; changes in end-user demand requirements that could lead to cancelation of contracts for convenience in the Government segment; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Trump administration or any future administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a minimum of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs, and excluding community pre-opening costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment and leased assets, community pre-opening costs, and other immaterial expenses and non-cash items.
●	Transaction expenses: Target Hospitality incurred legal, advisory fees, and other costs associated with certain transactions during 2024, including costs related to the evaluation of the offer from Arrow Holdings S.a.r.l. (“Arrow”), an affiliate of TDR, to acquire all of the outstanding common stock of the Company not owned by Arrow (the “Arrow Proposal”). During 2025, such transaction costs primarily related to legal, advisory and audit-related fees associated with debt related transaction activity associated with the 2025 Senior Secured Notes that were redeemed and paid off on March 25, 2025, and, to a lesser extent, other business development project related transaction activity and remaining costs associated with the Arrow Proposal.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including non-cash amortization of capitalized system implementation costs, claim settlements, business development related costs, and certain severance costs.

We define Discretionary cash flows as cash flows from operations less maintenance capital expenditures for specialty rental assets.

Utility and Purposes:

EBITDA reflects Net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of

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interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale and disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale and disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, EBITDA, Adjusted EBITDA and Discretionary cash flows are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Gross profit, Net income, or other performance measures derived in accordance with GAAP, or as alternatives to Cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, the measurement of Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believes that Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows provides useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, lenders, investors and other interested parties as a common performance measure and to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

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Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (loss)

($ in thousands, except per share amounts)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services income	$56,010	$65,796	$146,584	$205,685
Specialty rental income	7,784	29,395	29,496	96,899
Construction fee income	35,561	—	54,778	—
Total revenue	99,355	95,191	230,858	302,584
Costs:
Services	64,051	31,262	145,380	101,734
Specialty rental	2,988	4,662	8,270	16,059
Depreciation of specialty rental assets	14,371	14,057	41,627	43,643
Gross profit	17,945	45,210	35,581	141,148
Selling, general and administrative	12,918	13,319	40,387	41,632
Other depreciation and amortization	4,093	3,902	12,148	11,695
Other expense (income), net	865	(2)	970	(158)
Operating income (loss)	69	27,991	(17,924)	87,979
Loss on extinguishment of debt	—	—	2,370	—
Interest expense, net	458	3,813	5,724	12,673
Change in fair value of warrant liabilities	—	—	—	(675)
Income (loss) before income tax	(389)	24,178	(26,018)	75,981
Income tax expense (benefit)	368	4,084	(3,884)	17,118
Net income (loss)	(757)	20,094	(22,134)	58,863
Less: Net income attributable to the noncontrolling interest	38	100	53	100
Net income (loss) attributable to Target Hospitality Corp. common stockholders	(795)	19,994	(22,187)	58,763

Other comprehensive loss
Foreign currency translation	(26)	(12)	(9)	(52)
Comprehensive income (loss)	$(783)	$20,082	$(22,143)	$58,811

Weighted average number shares outstanding - basic	99,778,834	100,438,559	99,431,460	100,452,691
Weighted average number shares outstanding - diluted	99,778,834	101,296,504	99,431,460	101,744,462

Net income (loss) per share attributable to Target Hospitality Corp. common stockholders - basic	$(0.01)	$0.20	$(0.22)	$0.58
Net income (loss) per share attributable to Target Hospitality Corp. common stockholders - diluted	$(0.01)	$0.20	$(0.22)	$0.58

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Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	September 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$30,387	$190,668
Accounts receivable, less allowance for credit losses	42,734	49,342
Other current assets	6,323	9,326
Total current assets	79,444	249,336

Specialty rental assets, net	331,694	320,852
Goodwill and other intangibles, net	83,742	93,845
Other non-current assets	46,275	61,741
Total assets	$541,155	$725,774

Liabilities
Accounts payable	$45,812	$16,187
Deferred revenue and customer deposits	9,434	699
Current portion of long-term debt, net	—	180,328
Other current liabilities	27,174	36,190
Total current liabilities	82,420	233,404

Other non-current liabilities	56,489	71,280
Total liabilities	138,909	304,684

Stockholders' equity
Common stock and other stockholders' equity	92,184	88,701
Accumulated earnings	310,193	332,380
Total stockholders' equity attributable to Target Hospitality Corp. stockholders	402,377	421,081
Noncontrolling interest in consolidated subsidiaries	(131)	9
Total stockholders' equity	402,246	421,090
Total liabilities and stockholders' equity	$541,155	$725,774

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Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2025	2024

Cash and cash equivalents - beginning of period	$190,668	$103,929

Cash flows from operating activities
Net income (loss)	(22,134)	58,863
Adjustments:
Depreciation	43,672	45,235
Amortization of intangible assets	10,103	10,103
Other non-cash items	12,123	15,257
Changes in operating assets and liabilities	24,593	(8,335)
Net cash provided by operating activities	$68,357	$121,123

Cash flows from investing activities
Purchases of specialty rental assets	(40,472)	(23,638)
Other investing activities	(699)	217
Net cash used in investing activities	$(41,171)	$(23,421)

Cash flows from financing activities
Other financing activities	(187,485)	(23,879)
Net cash used in financing activities	$(187,485)	$(23,879)

Effect of exchange rate changes on cash and cash equivalents	18	(5)

Change in cash and cash equivalents	(160,281)	73,818

Cash and cash equivalents - end of period	$30,387	$177,747

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Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Gross Profit	$17,945	$45,210	$35,581	$141,148

Adjustments:
Depreciation of specialty rental assets	14,371	14,057	41,627	43,643
Adjusted gross profit	$32,316	$59,267	$77,208	$184,791

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Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Net income (loss)	$(757)	$20,094	$(22,134)	$58,863
Income tax expense (benefit)	368	4,084	(3,884)	17,118
Interest expense, net	458	3,813	5,724	12,673
Loss on extinguishment of debt	—	—	2,370	—
Other depreciation and amortization	4,093	3,902	12,148	11,695
Depreciation of specialty rental assets	14,371	14,057	41,627	43,643
EBITDA	$18,533	$45,950	$35,851	$143,992

Adjustments
Other expense (income), net	865	(2)	970	(158)
Transaction expenses	103	1,958	3,635	4,119
Stock-based compensation	1,927	1,600	5,733	5,683
Change in fair value of warrant liabilities	—	—	—	(675)
Other adjustments	121	199	433	2,609
Adjusted EBITDA	$21,549	$49,705	$46,622	$155,570

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Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2025	2024

Net cash provided by operating activities	$68,357	$121,123
Less: Maintenance capital expenditures for specialty rental assets	(7,012)	(17,982)
Discretionary cash flows	$61,345	$103,141

Purchase of specialty rental assets	(40,472)	(23,638)
Purchase of property, plant and equipment	(699)	(324)
Proceeds from sale of specialty rental assets and other property, plant and equipment	—	541
Net cash used in investing activities	$(41,171)	$(23,421)

Principal payments on finance and finance lease obligations	(1,807)	(1,223)
Principal payments on borrowings from ABL Facility	(75,000)	—
Proceeds from borrowings on ABL Facility	75,000	—
Repayment of 2025 Senior Secured Notes	(181,446)	—
Repurchase of Common Stock	—	(21,894)
Distribution paid to noncontrolling interest	(182)	—
Proceeds from issuance of Common Stock from exercise of warrants	—	3
Proceeds from issuance of Common Stock from exercise of stock options	—	1,850
Taxes paid related to net share settlement of equity awards	(2,236)	(2,615)
Payment of debt extinguishment premium costs	(1,814)	—
Net cash used in financing activities	$(187,485)	$(23,879)

TH Q3 2025 Earnings Release	Page 13 of 13

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